Table of Contents

Exhibit 4.3

SECOND AMENDMENT TO SHAREHOLDERS AGREEMENT

SECOND AMENDMENT dated as of February 1, 2010, (this “Amendment”), by and among Compañía Internacional de Bebidas, S.A. de C.V. (“CIB”), a sociedad anónima de capital variable organized under the laws of the United Mexican States (“Mexico”), Grupo Industrial Emprex, S.A. de C.V. (formerly named Fomento Económico Mexicano, S.A. de C.V.) (“Emprex”), a sociedad anónima de capital variable organized under the laws of Mexico, The Coca-Cola Company (“KO”), a corporation organized under the laws of Delaware, The Imnex Corporation (“Inmex”), a corporation organized under the laws of Florida, and Dulux CBAI 2003 B.V. (“Dulux 1”), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and a tax resident of Ireland and an indirect wholly owned subsidiary of Atlantic Industries, a Cayman Islands corporation.

WHEREAS, the parties hereto have agreed to amend certain of the governance arrangements with respect to Coca-Cola FEMSA, S.A.B. de C.V. (the “Company”), a sociedad anónima bursátil de capital variable organized under the laws of Mexico, to reflect the operating control of the Company by CIB, and the way the Company and Subsidiaries are operated, with effects as of January 1, 2009.

NOW THEREFORE, pursuant to the terms of the Amended and Restated Shareholders Agreement dated as of July 6, 2002, as amended by the First Amendment to the Shareholders Agreement dated as of May 6, 2003 (together, the “Shareholders Agreement”) and in accordance with Section 9.8 of the Shareholders Agreement, the parties hereto agree to amend the Shareholders Agreement as follows:

SECTION 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Shareholders Agreement.

SECTION 2. Amendment. Section 1 of the Shareholders Agreement is hereby amended as follows.

(i) The definition of “Series A Key Officers” is amended by deleting the definition in its entirety and replacing such definition with the following:

“Series A Key Officers” shall Mean the Chief Executive Officer of the Company and the senior management reporting to the Chief Executive Officer.”

(ii) The following definitions shall be included:

“Chief Executive Officer” shall mean the Chief Executive Officer of the Company.”

“Annual Normal Operations Plan” shall mean the annual plan required to assure the normal operation and the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate (including the necessary capital investments, capital expenditures, leases or indebtedness or other financial obligations (or guaranties) but shall not include any plan or decision relating to the Extraordinary Matters).”

“Annual Extraordinary Plan” shall mean the annual plan that should include any other plan or decision not contemplated in the “Annual Normal Operations Plan,” including without limitation the Extraordinary Matters.”

“Existing Line of Business” shall mean the manufacture, preparation, packaging, refrigeration, distribution, purchase, selling, dealing or any other activity concerned with any non alcoholic beverage products under the trademarks owned, authorized or licensed by KO or its subsidiaries.

For purposes of clarity and without limiting the foregoing, none of the following activities will be considered an Existing Line of Business: the manufacture, preparation, packaging, refrigeration, distribution, purchase, dealing or selling of alcoholic or nonalcoholic beverages (including without limitation beer and soft drinks) not authorized by KO or its subsidiaries. For purposes of this definition, neither the Company nor any of its Subsidiaries shall be considered a “subsidiary” of KO.”

“Fundamental Misalignment” shall have the meaning set forth in Section 2.5(c).”

“Second Amendment” shall mean the Second Amendment to this Agreement, dated as of February 1, 2010 .”

(iii) The definitions of “Key Officers” and “Series D Key Officers” shall be deleted entirely and any reference to “Key Officers” in the Agreement shall be replaced by “Series A Key Officers”.

(iv) The definition of “Annual Business Plan” is amended by adding the following sentence at the end of such definition:

“The Annual Business Plan will be formed by: (a) the “Annual Normal Operations Plan” and (b) the “Annual Extraordinary Plan”.

 (b) Section 2.1(d) of the Shareholders Agreement is hereby amended by adding the following sentences at the end of such Section:

“The Shareholders further acknowledge that the Second Amendment requires that the Estatutos shall be amended to provide that the following matters may be approved by a majority of the members of the Board of Directors voting (and not abstaining) at a meeting:

(a) appointment or removal of the Series A Key Officers and approval of their compensation;

(b) approval of the Annual Normal Operations Plan (and any modification related thereto), as part of the Annual Business Plan, including the approval of any capital investments, capital expenditures, leases or indebtedness or other financial obligations (or guaranties) or any other actions necessary to implement the Annual Normal Operations Plan;

(c) approval of any decisions or actions required in order to assure the normal operation and to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate and that are consistent with the implementation of the Annual Normal Operations Plan;

(d) Approval of the internal policies applicable to the Company as long as they are related to the normal operation or are required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate and that are consistent with the implementation of the Annual Normal Operations Plan;

(e) approval of yearly audited financial statements with an unqualified auditor’s opinion;

(f) any delegations of authority or actions to vote shares of Subsidiaries of the Company, in either case with respect to any of the matters described in clauses (a) through (e) above;-and

(g) the granting of any power of attorney to take any action with respect to any of the matters set forth in clause (a) through (f) above.

The Shareholders acknowledge that the Estatutos shall also be amended to provide that any other matters or actions not listed or related to the matters referred to in Section 2.1 (d) of the Shareholders Agreement will require the approval of the majority of the members of the Board of Directors voting (and not abstaining) at a meeting, and such majority must also include two Series D Directors. Such other matters or actions shall include, but shall not be limited to (such other matters or actions are referred to herein as “Extraordinary Matters”);

1. Entering into or operating a line of business that is not an Existing Line of Business;

2. acquisition or divestitures of franchises and territories or expansion of the Company into other territories;

3. Any acquisition, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, of any assets, securities, properties, interests, or businesses or approve any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), unless such acquisition or investment: (i) is already included in the capital budget of the Annual Normal Operations Plan; or (ii) if it is not already included in the capital budget of the Annual Normal Operations Plan is related to the normal operation or required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate with value not in excess of US $100 million;

4. Entering into any transaction to sell, lease, license, transfer, abandon, permit to lapse or otherwise dispose of any real property or other properties or assets, real, personal or mixed, unless such transaction: (i) is already included in the Annual Normal Operations Plan; or (ii) if it is not already included in the

Annual Normal Operations Plan is related to the normal operation or required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate with value not in excess of US $100 million;

5. Entering into any joint venture, partnership, strategic alliance or any other business combination with third parties, regardless of structure, that is not in the ordinary course of business consistent with past practice;

6. Litigation and arbitration matters (including settlements) that are not in the ordinary course of business consistent with past practice;

7. Any guarantee of a third party obligations that is not related to the normal operation or not required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate;

8. Adoption of any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

9. Change in external auditors;

10. The proposal to declare and pay dividends exceeding 20% of the preceding years consolidated net profits;

11. Approval of yearly audited financial statements with a qualified auditor’s opinion;

12. Listing and delisting of securities on any exchanges;

13. Issuance of shares or new series of shares, redemption of shares or changes in capital structure, including without limitation any formation or dissolution of subsidiaries;

14. Approval of the Annual Extraordinary Plan and any modification related thereto;

15. Approval of decisions or actions that are consistent with the implementation of the Annual Extraordinary Plan;

16. Any delegations of authority or actions to vote shares of subsidiaries of the Company with respect to matters not described in Section 2.1 (d), subsections (a) through (g) of the Shareholders Agreement;

17. Changes, amendments or modifications to the Chart of Authority with respect to matters not described in Section 2.1 (d), subsections (a) through (g) of the Shareholders Agreement;

18. Any other matters considered at ordinary, special or extraordinary shareholder meetings (other than those matters set forth in Section 2.3 (a) of the Shareholders Agreement); and

19. Disposition of securities of Subsidiaries or main line of existing business.”

(c) Sections 2.2(a) and 2.2(b) of the Shareholders Agreement are hereby amended and restated as follows:

“2.2. Officers.

(a) The Shareholders acknowledge that the Estatutos provide for designation and removal of the Chief Executive Officer by a majority vote of the Board of Directors. The Chief Executive Officer of the Company will be entitled to appoint and remove any other member of the management of the Company and its Subsidiaries, including the other Series A Key Officers.

(b) The holders of Series A Shares agree to cause the Series A Directors, (i) not to designate as a Series A Key Officer any individual who holds a management position with any entity other than the Company or any of its Subsidiaries, and (ii) to remove any Series A Key Officer who holds such a position.”

(d) Section 2.3(a) of the Shareholders Agreement is hereby amended by adding the following sentence at the end of such Section:

“The Shareholders further acknowledge that the Second Amendment requires that the Estatutos shall be amended to provide that the following matters considered at ordinary and extraordinary shareholder meetings may be approved by a majority of the issued, subscribed and paid shares of capital stock voting (and not abstaining) at such meeting:

(a) the declaration and payment of any dividends up to 20% of the preceding years consolidated net profits, as per the agreed dividend policy on Section 3.6 of the Shareholders Agreement;

(b) approval of yearly audited financial statements with a unqualified auditor’s opinion.

The Shareholders further acknowledge that the Estatutos shall be amended to provide that all matters considered at ordinary and extraordinary shareholder meetings not listed in this Section 2.3 (a) of the Shareholders Agreement may be approved by a majority of the issued, subscribed and paid shares of capital stock voting (and not abstaining) at such meeting, and such majority must also include a majority of the issued, subscribed and paid Series D Shares.”

(e) Section 2.5 of the Shareholders Agreement is amended by adding a subsection (c) at the end of such section:

“(c) The parties agree that if during two successive years the Series D Directors voted against the approval of the Annual Normal Operations Plan and such Annual Normal Operations Plan was approved by the majority of the directors, the Vice President of Finance, Latin America Group of KO and the CFO of the Company shall meet in a good faith effort to resolve such difference. In the event they are unable to resolve the difference within a period of 30 days following the occurrence of such difference, then the difference shall be submitted to the President of the Latin America Group of KO and the CEO of the Company for resolution. In the event such officers are unable to resolve the difference within an additional period of 30 days, then KO at its option may declare this difference a fundamental misalignment and communicate such declaration to the CIB Shareholder (the “Fundamental Misalignment”).”

(f) Section 5.1 of the Shareholders Agreement is hereby amended and restated as follows:

“5.1. Impasse. In the event that (i) two successive meetings of the Board of Directors of the Company or any Subsidiary shall lack a quorum, after having been duly called, after notices thereof have been duly given in accordance with the Estatutos or the Subsidiary Estatutos of such Subsidiary and after actual notice thereof has been given to the Series D Representative pursuant to Section 2.1(g) hereof, which meetings would have had a quorum but for the absence of any Series A Director or Series D Director, (ii) two successive meetings (ordinary or extraordinary) of the shareholders of the Company shall lack a quorum, after having been duly called, after notices thereof have been duly given in accordance with the Estatutos and after actual notice thereof has been given to the Series D Representative pursuant to Section 2.3(b) hereof, which meetings would have had a quorum but for the absence of any CIB Shareholder or Inmex Shareholder, (iii) the Board of Directors of the Company (or any Subsidiary) is unable at any two consecutive meetings to reach a decision by the required vote concerning any matter that was on the agenda for such meeting, (iv) the holders of Shares do not approve, at any ordinary or extraordinary meeting of shareholders of the Company, any matter that was on the agenda for such meeting, (v) a Simple Majority Period remains in existence for a continuous period of more than one year or (vi) the occurrence of a Fundamental Misalignment (any such occurrence, an “Impasse”), the CM Shareholders and the Inmex Shareholders shall consult with each other in good faith on a regular basis during the 120-day period following the occurrence of such Impasse, subject to extension by mutual agreement of all such CIB Shareholders and Inmex Shareholders (for purposes of this Section 5, the “Initial Consultation Period”), in an effort to resolve such Impasse; provided, however, that a meeting called but lacking a quorum as set forth in clause (i) or clause (ii) of this Section 5.1 shall not constitute a meeting for purposes of clause (iii) or clause (iv) of this Section 5.1. Within 30 days after the end of the Initial Consultation Period, such 30-day period being subject to extension by mutual agreement of all such CIB Shareholders and Inmex Shareholders (for purposes of this Section 5, the “Parent Consultation Period”), CIB and Inmex shall cause the chief executive officer of CIB and the President of

KO (or, if Inmex shall not be a Majority Owned Subsidiary of KO and KO shall not be the legal successor to Inmex, the chief executive officer of the ultimate parent of Inmex, or person of equivalent standing), respectively, to meet in a mutually agreeable place and to make a good faith effort to resolve such Impasse. In the event such officers are unable to resolve such Impasse, (i) prior to the end of the Parent Consultation Period, the CIB Shareholders and the Inmex Shareholders may mutually agree to submit such matter to such non-binding mediation on such terms as they may agree, or any CIB Shareholder or Inmex Shareholder may give written notice to each Inmex Shareholder or each CIB Shareholder, respectively, of the continuance of such Impasse (a “Notice of Continuing Impasse”), or (ii) if no such action is taken prior to the end of the Parent Consultation Period, such Impasse shall be deemed immediately to terminate.”

(g) Section 7.1 (a) of the Shareholders Agreement is hereby amended and restated as follows:

“7.1. Termination of Certain Provisions.

(a) In the event (i) an option of Non-COC Shareholders to purchase Restricted Shares arises under Section 4.20(b) and the closing with respect to such option would cause, (ii) any proposed Transfer of Restricted Shares pursuant to Article 15 of the Estatutos would cause or (ii) any exercise of a purchase option pursuant to such Article would cause, the Restricted Shares held by the Inmex Shareholders (or the CIB Shareholders, as the case may be) to constitute less than 20% of all issued, subscribed and paid Ordinary Shares, then upon the request of any of the CIB Shareholders (or any of the Imnex Shareholders, as the case may be), promptly but in any case not later than the date of such closing pursuant to Section 4.2(b) or the closing of such Transfer or purchase option exercise, as the case may be, each of the Shareholders shall take all action necessary to eliminate, effective not later than immediately prior to any such closing, all special majority quorum and voting requirements (other than those herein or in the Estatutos relating to restrictions on Transferring the Restricted Shares) from this Agreement, the Estatutos and the Subsidiary Estatutos of each of the Subsidiaries.”

(h) Exhibit D to the Shareholders Agreement (Subsidiary By-Laws) is hereby amended by (i) adding in Article 24(a)the following phrase after “at the time such action is taken” : “, provided that the Board of Directors shall be considered legitimately functioning with respect to the following matters with the presence of at least two of its three members (or their respective alternates, as the case may be):

(1) appointment or removal of the Chief Executive Officer of the Company and its Subsidiaries and the senior management reporting to the Chief Executive Officer and approval of their compensation;

(2) approval of the Annual Normal Operations Plan and any modifications thereto (including the approval of any capital investments, capital expenditures, leases or indebtedness or other financial obligations (or guaranties)) or any other actions necessary to implement the Annual Normal Operations Plan;

(3) approval of any decisions or actions required in order to assure the normal operation and to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate and that are consistent with the implementation of the Annual Normal Operations Plan;

(4) Approval of the internal policies applicable to the Company as long as they are related to the normal operation or are required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate and that are consistent with the implementation of the Annual Normal Operations Plan;

(5) approval of yearly audited financial statements with an unqualified auditor’s opinion;

(6) the granting of any power of attorney to take any action with respect to any of the matters set forth in clause (1) through (5) above.”

and (ii) by adding the following phrase after “those who abstain)” in Article 24(b), “; provided that the matters referred to in Article 24(a) subsections (1) to (6) may be approved by a majority of the members of the Board of Directors voting (and not abstaining) at a meeting.

Provided further that the Subsidiary By-Laws is also amended to provide that any other matters or actions not listed or related to the matters referred to Article 24 (a) subsections (1) to (6) will require the approval of the three members of the board of directors. Such other matters or actions shall include, but shall not be limited to (such other matters or actions are referred to herein as “Extraordinary Matters”):

1. Entering into or operating a line of business that is not an Existing Line of Business;

2. acquisition or divestitures of franchises and territories or expansion of the Company into other territories;

3. Any acquisition, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, of any assets, securities, properties, interests, or businesses or approve any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), unless such acquisition or investment: (i) is already included in the capital budget of the Annual Normal Operations Plan; or (ii) if it is not already included in the capital budget of the Annual Normal Operations Plan is related to the normal operation or required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate with value not in excess of US $100 million;

4. Entering into any transaction to sell, lease, license, transfer, abandon, permit to lapse or otherwise dispose of any real property or other properties or assets, real, personal or mixed, unless such transaction: (i) is already included in the Annual Normal Operations Plan; or (ii) if it is not already included in the Annual Normal Operations Plan is related to the normal operation or required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate with value not in excess of US $100 million;

5. Entering into any joint venture, partnership, strategic alliance or any other business combination with third parties, regardless of structure, that is not in the ordinary course of business consistent with past practice;

6. Litigation and arbitration matters (including settlements) that are not in the ordinary course of business consistent with past practice;

7. Any guarantee of a third party obligations that is not related to the normal operation or not required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate;

8. Adoption of any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

9. Change in external auditors;

10. Approval of yearly audited financial statements with a qualified auditor’s opinion;

11. Listing and delisting of securities on any exchanges;

12. Issuance of shares or new series of shares, redemption of shares or changes in capital structure, including without limitation any formation or dissolution of subsidiaries;

13. Approval of the Annual Extraordinary Plan and any modification related thereto;

14. Approval of decisions or actions that are consistent with the implementation of the Extraordinary Annual Plan;

15. Any delegations of authority or actions to vote shares of subsidiaries of the Company with respect to matters not described in Article 24 subsections (1) through (6) above;

16. Any other matters considered at ordinary, special or extraordinary shareholder meetings (other than those matters set forth in Section 2.3 (a) of the Shareholders Agreement); and

17. Disposition of securities of Subsidiaries or main line of existing business.

(i) Provided further that the Estatutos of the Company and the Subsidiary Bylaws are further amended by adding a new paragraph at the end of Article 29 of the Estatutos of the Company and a new Article 24 subsection (d) in the Subsidiary Bylaws providing the following:

“The following terms shall have the meanings set forth below:

“Annual Normal Operations Plan” shall mean the annual plan required to assure the normal operation and the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate (including the necessary capital investments, capital expenditures, leases or indebtedness or other financial obligations (or guaranties) but shall not include any plan or decision relating to the Extraordinary Matters).

“Annual Extraordinary Plan” shall mean the annual plan that should include-any other plan or decision not contemplated in the “Annual Normal Operations Plan,” including without limitation the Extraordinary Matters.

“Existing Line of Business” shall mean the manufacture, preparation, packaging, refrigeration, distribution, purchase, selling, dealing or any other activity concerned with any non alcoholic beverage products under the trademarks owned, authorized or licensed by KO or its subsidiaries. For purposes of clarity and without limiting the foregoing, none of the following activities will be considered an Existing Line of Business: the manufacture, preparation, packaging, refrigeration, distribution, purchase, dealing or selling of alcoholic or nonalcoholic beverages (including without limitation beer and soft drinks) not authorized by KO or its subsidiaries. For purposes of this definition, neither the Company nor any of its Subsidiaries shall be considered a “subsidiary’ of KO.”

SECTION 3. Agreement to Amend the Estatutos of the Company and Subsidiaries. The parties hereby agree to take all necessary corporate action to cause, pursuant to and in accordance with their own terms, (a) the amendment of the Estatutos of the Company, and (b) the amendment of the Subsidiary Estatutos to comply with and implement the agreements hereof, in each case as promptly as practicable hereafter and no later than 30 days of the date hereof.

SECTION 4. Full Force and Effect. Except as expressly amended hereby, the Shareholders Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

SECTION 5. Counterparts. This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same agreement.

SECTION 6. Captions. The Section headings contained in this Amendment are inserted in this Amendment only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of any provision of this Amendment.

SECTION 7. Governing Law. This Amendment will be governed by and construed and enforced in accordance with the laws of Mexico.

SECTION 8. Further Assurances. Each Party hereto agrees, at its own expense, to perform all such further acts and execute and deliver all such further agreements, instruments and other documents as another Party shall reasonably request to evidence more effectively the assignments and assumptions made by the Parties under this Amendment.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPAÑÍA INTERNACIONAL DE BEBIDAS, S.A., DE C.V.

By:	/s/ Carlos Aldrete
Name: Carlos Aldrete
Title: Attorney-in-fact

GRUPO INDUSTRIAL EMPREX, S.A. DE C.V.

By:	/s/ Carlos Aldrete
Name: Carlos Aldrete
Title: Attorney-in-fact

THE COCA-COLA COMPANY

By:	/s/ Gary P. Fayard
Name: Gary P. Fayard
Title: Executive Vice-President and Chief Financial Officer

THE INMEX CORPORATION

By:	/s/ Gary P. Fayard
Name: Gary P. Fayard
Title: Chief Financial Officer

DULUX CBAI 2003 B.V.

By:	/s/ William D. Hawkins III
Name: William D. Hawkins III
Title: Director